CONFIDENTIAL TREATMENT

SUBLICENSE AGREEMENT
This SUBLICENSE AGREEMENT (the “Agreement”) is made and signed as of January 28, 2014 (the “Effective Date”) by and between DVS SCIENCES INC., a company incorporated under the laws of Ontario, with a principal place of business at 70 Peninsula Crescent, Richmond Hill, Ontario, Canada, L4S 1Z5 (“DVS”), on the one hand, and FLUIDIGM CORPORATION, a Delaware corporation with a principal place of business at 7000 Shoreline, Suite 100, South San Francisco, California 94080 (“Fluidigm”), on the other hand. DVS and Fluidigm are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, DVS and MDS Analytical Technologies, a business unit of MDS Inc. (“MDS AT”), entered into a license agreement dated July 17, 2008, pursuant to which MDS AT granted to DVS a worldwide, exclusive license, with the right to grant sublicenses, under certain patent rights owned by MDS AT (the “Licensed IP”, as further defined below), to make, have made, use, lease, sell and otherwise commercialize Licensed Products (as defined in the License Agreement) in the field of ICP-based flow cytometry (the “License Agreement”).
WHEREAS, by way of a written assignment dated September 2, 2009, MDS AT assigned all of its rights and obligations under the License Agreement and in the Licensed IP to DH Technologies Development PTE Ltd., a subsidiary of Danaher Corporation (“DH”), and by way of written agreement date May 4, 2010, DH assigned all of its rights and obligation under the License Agreement and in the Licensed IP to PerkinElmer Health Sciences, Inc. (“PE”);
WHEREAS, this exclusive license was granted to DVS, with diligence obligations, to fully exploit the Licensed IP in the Field, including the right to grant sublicenses to facilitate achievement of this goal; and
WHEREAS, DVS desires to grant to Fluidigm, and Fluidigm wishes to obtain a sublicense under DVS’s interest in the Licensed IP, to complement Fluidigm’s existing technology and products and to achieve its goal of using its technology and products to address diagnostic and other worldwide health issues through advanced genomics, using Fluidigm’s innovative microfluidic chips, instruments, and other products, including through the development of products using the Licensed IP.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Agreement and intending to be legally bound, the Parties agree as follows:
ARTICLE 1. DEFINITIONS
The terms, as defined herein, shall have the same meanings in both their singular and plural forms. Capitalized terms used, but not defined, herein will have the meanings ascribed to them in the License Agreement.:
1.1    Affiliate” of any particular Person means any other Person controlling, controlled by or

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under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise. For purposes of this Agreement, DVS shall be deemed not to be an Affiliate of Fluidigm.

1.2    “Change of Control” means, with respect to a Party, any of the following: (i) the acquisition by a Party or such Party’s “group” (within the meaning of Section 13(d)(3) of the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, recapitalization, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of such Party or (ii) the sale, transfer or disposition of all or substantially all of the assets of such Party and its Subsidiaries (on a consolidated basis) to any Person or group (other than such Party or its wholly-owned Subsidiaries).

1.3    “Confidential Information” has the meaning set forth in Section 12.1.

1.4    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.5    “Field” means ICP-based Flow Cytometry [*****].

1.6    “Flow Cytometer” means an analytical instrument that provides assay of a biological sample based on the analysis of individual cells or particles.

1.7    “Flow Cytometry” means the art of conducting assays with a Flow Cytometer.

1.8    “Gross Sales” means, for any Licensed Technology, in the case of a sale of such Licensed Technology by Fluidigm or its Affiliates to a purchaser who is bona fide at arms’ length from and unrelated to Fluidigm with no consideration involved other than the invoice price, Gross Sales means the gross selling price invoiced by Fluidigm (or its Affiliate) to such purchaser for such Licensed Technology. In all other cases, “Gross Sales” means Gross Sales that would have applied, had the Licensed Technology in question been sold to a purchaser who was bona fide at arms’-length and unrelated to DVS, with no consideration involved other than the invoice price.

1.9    “Improvements” means improvements and developments [*****].

1.10    “Licensed IP” means the patents and/or patent applications listed in Schedule A to the License Agreement, and all continuations, continuations in part and divisions thereof, and all further patent applications claiming or describing inventions contained in, or claiming priority to, any of the foregoing, and all patents which may issue from any of such patent applications.

1.11    “Licensed Product” means the ICP MS-based Flow Cytometer that is within a Valid Claim of Licensed IP and [*****].

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1.12    “Licensed Reagent” means reagent or kit that is within a Valid Claim of Licensed IP.

1.13    “Licensed Technology” means the Licensed Products and the Licensed Reagents.

1.14    “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any other entity.

1.15    “Subsidiary” means, with respect to either Party, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Party or one or more of the other Subsidiaries of such Party or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Party or one or more Subsidiaries of such Party or a combination thereof.

1.16    “Third Party” means any Person other than DVS or Fluidigm, or their respective Affiliates.

1.17    “Valid Claim” means a claim in an issued patent of the Licensed IP which has not (i) expired, (ii) been finally adjudicated invalid or unenforceable, (iii) found invalid or unenforceable, or (iv) been abandoned.

1.18    “Year” means a calendar year.

ARTICLE 2. GRANTS
2.1    License. Subject to the terms and conditions of this Agreement, DVS hereby grants to Fluidigm under the Licensed IP, a non-exclusive, royalty-bearing, worldwide license, with the right to grant sublicenses solely to Fluidigm’s Affiliates, to make, have made, use, lease, sell, and otherwise commercialize Licensed Products in the Field.
2.2    Reservation of Rights. Fluidigm acknowledges and agrees that with the exception of certain rights granted to DVS in relation to Licensed Reagents pursuant to Section 2.2 of the License Agreement, PE retains the rights to all Licensed IP in fields other than the Field. Except as explicitly set forth herein, neither Party grants the other Party any other rights in or to its intellectual property, or the intellectual property of any Third Party, pursuant to this Agreement.
2.3    Termination of Sublicenses. Any sublicense granted by Fluidigm to an Affiliate under the rights granted in Section 2.1 shall terminate immediately in the event of any merger, sale, acquisition or other transaction, including any corporate reorganization, which results in such Affiliate ceasing to be an Affiliate of Fluidigm.
ARTICLE 3. CONSIDERATION
3.1    Upfront Payment. In consideration for the rights granted to Fluidigm under this Agreement, Fluidigm shall pay to DVS a one-time, non-refundable, non-creditable payment of

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seventy-five thousand U.S. dollars ($75,000), within five (5) days of the Effective Date and receipt by Fluidigm of an invoice in such amount from DVS, by wire transfer of immediately available funds into an account designated in writing by DVS.
3.2    Royalties. In consideration for the rights granted to Fluidigm under this Agreement, Fluidigm shall pay DVS a royalty of three percent (3.0%) on annual, worldwide Gross Sales.
ARTICLE 4. PAYMENT
4.1    Royalties under Section 3.2 shall be calculated quarterly, on the last day of each quarter of the Year (the “Quarter”), and should be payable within one (1) month following the end of each Quarter for Gross Sales by Fluidigm which have occurred during the Quarter in question until the expiration of the last-to-expire Valid Claim.
4.2    All payments due to DVS under this Agreement shall be made to the credit of DVS. Where Gross Sales are in a currency other than Canadian dollars, the conversion into Canadian dollars shall be calculated at the rate of exchange for Fluidigm to sell such currency quoted by the Canadian Imperial Bank of Commerce on the last day of the Quarter in respect of which payment is due.
4.3     For greater clarity, it is understood and agreed that royalty will be paid only once for each Licensed Technology.
ARTICLE 5. RECORDS AND REPORTS
5.1    Each royalty payment made under this Agreement shall be accompanied by a statement showing particulars of all Gross Sales for the Quarter in question, and the total royalty due and payable to DVS.
5.2    Fluidigm shall keep true and accurate records and books of account containing all data necessary for the determination of the royalties payable hereunder and to evaluate the performance of Fluidigm. DVS may, upon reasonable prior notice (which shall include the name of the accountant referred to below), have such records and books of account inspected (not exceeding twice per annum) by a duly authorized independent chartered accountant, to verify the accuracy of the reports made hereunder. Fluidigm may, by thirty (30) days' notice to DVS upon receiving the notice of inspection referred to above, object to the accountant selected by Fluidigm if such accountant has a conflict of interest, reasonably determined, due to having provided services currently or during the immediately preceding two (2) years to a competitor of Fluidigm in question, and DVS shall then select a different independent chartered accountant who has no such conflict of interest. The accountant shall maintain its findings relating to such inspection in confidence but may disclose to DVS full particulars of any deficiencies or inaccuracies in reports or payments by Fluidigm.
ARTICLE 6. IMPROVEMENTS (If Applicable)
6.1.     Each party shall promptly disclose to the other party the Improvements it may discover, develop or acquire during the life of this Agreement.

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6.2    Should Fluidigm, during the term of this Agreement, develop any Improvements to the Licensed IP described or claimed in any of the patent or patent applications listed in Schedule A to the License Agreement, whether patentable or not, Fluidigm shall disclose the same to DVS. Fluidigm shall grant to DVS a non-exclusive, royalty free, nontransferable license, without the right to sublicense, to make and use such Improvements in research and development only.
ARTICLE 7. PATENTS AND PATENT APPLICATIONS
7.1    At all times during the term of this Agreement and, DVS shall control, in consultation with PE, and shall be solely responsible for and shall pay the full costs of preparing, filing and prosecuting any patent applications relating to the Licensed Products.
7.2     Fluidigm acknowledges and agrees that PE shall control, in consultation with DVS, and be solely responsible for the costs of, prosecution and maintenance of patents and patent applications for the Licensed IP.

ARTICLE 8. INFRINGEMENT BY THIRD PARTIES
8.1    If Fluidigm’s exercise of its rights under this license infringes or is alleged or suspected to infringe on the intellectual property rights of an arm's-length third party, then Fluidigm shall promptly advise DVS of the details of such alleged or suspected infringement.
ARTICLE 9. WARRANTIES
9.1    Fluidigm and DVS each represent that they respectively have the capacity and authority to enter into this Agreement.
9.2    DVS represents that it holds an exclusive license from PE under the Licensed IP to make, have made, use, lease, sell and otherwise commercialize Licensed Products in the Field, and has the right to grant Fluidigm the license under Section 2.1 in accordance with this Agreement.
9.3    Except as explicitly set forth in this Article 7, neither Party otherwise makes any warranties, express or implied, under this Agreement, including without limitation: (a) the condition of the Licensed Technology or results derived therefrom, or (b) the merchantability, utility, or fitness for a particular purpose of the Licensed Technology or results derived therefrom, or (c) the scope of the Licensed IP or that the Licensed IP may be exploited without infringing other patents.
ARTICLE 10. INDEMNIFICATION
10.1    Fluidigm will indemnify, defend and hold harmless DVS, and its Affiliates, employees, representatives or agents of each of the foregoing entities (each a “DVS Indemnitee”), from and against all actions, suits, claims or proceedings and any damages, costs expenses (including legal costs) or liability of any kind or incurred by any DVS Indemnitee in any Third Party action whatsoever against any DVS Indemnitee, its employees, representatives or agents, including all infringement actions, in each case to the extent resulting from the practice of the Licensed Technology under this Agreement and liability therefrom: (a) arising out of the performance by Fluidigm or by others at the request of Fluidigm functions and/or products contemplated by this

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Agreement, or (b) resulting from the negligent acts or omissions of Fluidigm's employees, representatives or agents in connection with this Agreement, whether or not information or material supplied by any DVS Indemnitee is utilized, or (c) in respect of any direct, consequential or other damage awarded against any DVS Indemnitee resulting from the use, sale or other disposition by Fluidigm or its customers of Licensed Technology. For clarity, any action, suit, claim or proceeding brought by PE against any DVS Indemnitee with respect to DVS’s indemnification obligations pursuant to Section 12.1 of the License Agreement that arise from activities by Fluidigm or its Affiliates that fall within the foregoing subsections (a), (b) and (c) of this Section 10.1 shall be considered a Third Party action for the purposes of Fluidigm’s indemnification obligations pursuant to this Section 10.1.
10.2.     DVS will indemnify, defend and hold harmless Fluidigm, its Affiliates, employees, representatives or agents, from and against all actions, suits, claims or proceedings and any damages, costs expenses (including reasonable legal costs) or liability of any kind or incurred by Fluidigm in any Third Party action whatsoever against Fluidigm, its Affiliates, employees, representatives or agents: resulting from the negligent acts or omissions of DVS's employees, representatives or agents in connection with this Agreement.
10.3     Each Party agrees that it will be required to maintain, for so long as is reasonably necessary, general comprehensive liability and product liability insurance in an amount reasonably necessary to enable them to carry out their obligations under this section.
10.4    The indemnification obligations of the Parties under Sections 10.1 and 10.2 shall apply only if:
(a) the Party seeking indemnification (the “Indemnitee”) promptly notifies the other Party (the “Indemnitor”) in writing after the Indemnitee receives notice of any claim; and
(b) the Indemnitor is given the opportunity to manage and control the defense and/or settlement of such claim; and
(c) the Indemnitee reasonably co-operates with the Indemnitor and its legal representatives in the defense and/or settlement of any such claim; and
(d) the Indemnitee refrains from making any admission of liability or any attempt to settle the claim without the Indemnitor’s prior written consent.
10.5     Notwithstanding the foregoing, the Indemnitor shall not be liable to indemnify any Indemnitee to the extent that the claim arises out of the Indemnitee's negligence, bad faith, willful misconduct, or breach of this Agreement or any obligation to a Third Party.
ARTICLE 11. TERM AND TERMINATION
11.1    This Agreement is effective as of the Effective Date and shall, unless terminated earlier in accordance with the remainder of this section, remain in force for a period of two (2) years (the “Initial Term”). Following the Initial Term, upon Fluidigm’s written request, and subject to the remainder of this Section 11, the Parties may mutually agree to extend the term of this Agreement for an additional periods of two (2) years.

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CONFIDENTIAL TREATMENT

11.2    DVS may at its option terminate this Agreement immediately (and shall promptly give Fluidigm notice of such termination) and avail itself of such other legal remedies as are appropriate, in the event that Fluidigm at any time becomes insolvent, or makes an assignment for the benefit of creditors, or has a petition in bankruptcy filed against it.
11.3    DVS may at its option terminate this Agreement and all of the rights and licenses granted hereunder upon five (5) days’ written notice to Fluidigm in the event that DVS is subject to any Change of Control in which DVS is acquired by any Third Party.
11.4     If either Party commits a material breach of this Agreement, then the aggrieved Party may give written notice of such breach to the defaulting Party. If such breach is not cured within sixty (60) days from the date of the notice, or if the breach is correctible but not within such sixty (60) days, then if the defaulting Party does not take prompt steps within the sixty (60) days to cure the default and diligently pursue such steps thereafter, then the aggrieved Party may terminate this Agreement by written notice to the other, the written notice to take effect when it is given.
11.5    Fluidigm may terminate this Agreement at any time after the date hereof, either in its entirety or as to any country or countries. Such termination shall be on at least thirty (30) days' written notice.
ARTICLE 12. CONFIDENTIAL INFORMATION
12.1    Each Party agrees to respect and maintain Confidential Information as defined in this Section 12.1, which it acquires from the other Party by virtue of this Agreement, and will not disclose to any Third Party nor make any use of such Confidential Information without prior written consent of the other Party, which consent shall not unreasonably be withheld provided that each Party takes such reasonable and contractual steps to ensure that any such Third Party agrees to be under a similar duty of confidentiality with respect to the other Party’s confidential information. “Confidential Information” shall mean information deemed to be confidential and disclosed by DVS or Fluidigm (“Provider”) to the other Party (“Recipient”)in confidence and including, but not limited to, know-how, trade secrets, all information, knowledge or data of an intellectual, technical, scientific, commercial, financial or industrial nature, either in written documentation, oral or visual information, whether by inspection of parts or equipment or otherwise, subject to the exceptions set out below. Oral information deemed to be confidential by the Provider, shall be reduced to writing within thirty (30) days from the date of disclosure and provided to the Recipient.
12.2    The obligations of confidentiality in Section 12.1 shall not apply to information which the Recipient can establish by written proof:
(i) is or becomes a part of the public domain other than by a disclosure in breach of this Agreement;
(ii) was known to the Recipient prior to the Recipient's receipt of the information in question;
(iii) comes into the hands of the Recipient from a third party who is entitled to make such disclosure and has no obligation of confidence to the Provider;

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(iv) was developed by the Recipient independently of the information received from the Provider; or
(v) is approved for release by written authorization of the Provider.
ARTICLE 13. RIGHT OF ASSIGNMENT
13.1     The obligations of Fluidigm hereunder, including the obligation to report and pay royalties, shall run in favor of the successors and assigns or other legal representatives of DVS.
13.2    Neither Party may assign or otherwise transfer this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, and subject to Section 11.3, either Party may assign or otherwise transfer this Agreement to a Third Party successor in interest in the context of a merger, sale or acquisition of such Party, or a sale of all or substantially all of the business or assets of such Party to which this Agreement relates.
ARTICLE 12. USE OF OTHER PARTY'S NAME
12.1    Neither party shall use the other party's name, or the name of MDS AT or PE in any advertising material relating to Licensed Technology, without the prior written consent of the other party, as well as consent as to the content of such advertising material relating to the Licensed Technology by the other party.
12.2     Each party shall obtain the prior approval of the other, such approval not to be unreasonably withheld or delayed, to the content of any written publicity, news release or other public statement or announcement relating to this Agreement, prior to originating or releasing it; provided that each Party shall be permitted to make any such statements or announcements to the extent required by applicable laws, rules and regulations.
ARTICLE 13. MISCELLANEOUS
13.1     If any term of this Agreement is held invalid by a court of competent jurisdiction, such provision shall be deemed to be of no effect and the remainder of this Agreement shall continue in force. The parties shall use their best efforts to replace the invalid term with a term which is valid and as nearly as possible achieves the intent of the invalid term.
13.2     Each Party is an independent contractor, and neither is an agent of the other nor is responsible for the debts and obligations of the other. Neither Party has any authority to commit or bind the other pursuant to this Agreement.
13.3    All notices and other communications required or permitted to be given hereunder shall be in writing and shall be sent to the following addresses or such other addresses as the Parties may from time to time advise:
Fluidigm Corporation
7000 Shoreline, Suite 100
South San Francisco, California 94080
Attention: General Counsel
Facsimile: (650) 871-7195
Copy to:

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DVS Sciences Inc.
639 N. Pastoria Avenue
Sunnyvale, CA 94085-2917
Attention: CEO
Copy to:

In order for any notices, requests, directions, or other communications to be effective, they will be delivered in person; or, sent by registered mail, or facsimile addressed to the party for whom it is intended at the above-mentioned address and will be deemed to have been received, if sent by registered mail, within five (5) days from the date of the postal receipt; if sent by facsimile or e-mail, when transmitted, as long as the sender subsequently confirms with the recipient that it has been received. The address of either Party may be changed by notice in the manner set out in this provision.
13.4    This Agreement shall inure to the benefit of and shall be binding upon the Parties hereto and their respective successors and permitted assigns.
13.5    This Agreement constitutes the entire understanding between the Parties concerning the subject matter hereof, and cancels and supersedes any and all prior or contemporaneous negotiations, correspondence, understandings, and agreements, whether oral or written, between the Parties respecting the subject matter hereof, and neither Party shall be liable or bound to the other Party with respect to the subject matter of this Agreement in any manner by any representations, warranties, covenants, or agreements except as specifically set forth herein. Any amendments or modification of this Agreement shall not be binding upon each Party unless it is in writing and signed by a duly authorized representative of each Party.
13.6    This Agreement shall be interpreted and governed by the laws of the Province of Ontario in Canada as applied to transactions taking place entirely within Ontario between Ontario residents.
13.7    This Agreement may be executed simultaneously in two counterparts, either one of which need not contain the signature of more than one Party, but both of which taken together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile, by email in “portable document format” or “.pdf”, or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement, shall have the same effect as physical delivery of the paper document bearing original signature. The persons signing on behalf of the Parties to this Agreement hereby warrant and represent that they have authority to execute this Agreement on behalf of, and bind, the Party for whom they have signed.
(Signature Page Follows)

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CONFIDENTIAL TREATMENT

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives as set forth below:

FLUIDIGM CORPORATION	DVS SCIENCES INC.

By: /s/	By: /s/
Name: Gajus Worthington	Name: Joseph J. Victor
Title: President & CEO	Title: President and Chief Executive Officer

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